Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-227456

BLACKROCK CREDIT STRATEGIES FUND

Supplement dated January 27, 2021 to the

Statement of Additional Information dated April 29, 2020 (the “SAI”),

SAI Supplement dated August 27, 2020 and

SAI Supplement dated December 21, 2020

This supplement amends certain information in the SAI of BlackRock Credit Strategies Fund (the “Fund”). Unless otherwise indicated, all other information included in the SAI that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meanings as in the SAI.

Neal J. Andrews retired as the Fund’s Chief Financial Officer effective December 31, 2020, and Trent Walker was elected as the Fund’s Chief Financial Officer effective January 1, 2021. Accordingly, all references to Mr. Andrews are removed from the Fund’s SAI. In addition, the table of officers of the Fund who are not Trustees in the section of the SAI entitled “Management of the Fund—Biographical Information” is amended to add the following information:

Name and Year of Birth	Position(s) Held (Length of Service)	Principal Occupation(s) During Past Five Years
Trent Walker 1974	Chief Financial Officer (Since 2021)	Managing Director of BlackRock, Inc. since September 2019; Executive Vice President of PIMCO from 2016 to 2019; Senior Vice President of PIMCO from 2008 to 2015; Treasurer from 2013 to 2019 and Assistant Treasurer from 2007 to 2017 of PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO ETF Trust, PIMCO Equity Series, PIMCO Equity Series VIT, PIMCO Managed Accounts Trust, 2 PIMCO-sponsored interval funds and 21 PIMCO-sponsored closed-end funds.

Investors should retain this supplement for future reference.